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                   INDEPENDENT AUDITORS' CONSENT

                                                                 Exhibit 23.3


To the Board of Directors of
 Foodmaker, Inc.:


We consent to incorporation by reference in Registration Statement No. 33-50934 on Form S-3 of Foodmaker, Inc. and in Registration Statement Nos. 33-67450, 33-54602 and 33-51490 on Form S-8 of Foodmaker, Inc. of our report dated
March 22, 1994, which included an explanatory paragraph regarding the confirmation of Family Restaurants, Inc. bankruptcy plan, relating to the consolidated statements of operations, common stockholder's deficit and cash flows of Family Restaurants, Inc. and its subsidiaries for the year ended December 26, 1993, which report appears in the December 31, 1995 Annual Report on Form 10-K of Family Restaurants, Inc. and subsidiaries.




Deloitte & Touche LLP
March 29, 1996